Exhibit 13.4

Energy Hunter Resources Announces Appointment Of Roger Burks As Interim Chief Financial Officer

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Energy Hunter Resources, Inc.

Oct 27, 2016, 09:34 ET

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DALLAS, Oct. 27, 2016 /PRNewswire/ -- Energy Hunter Resources, Inc., an oil-focused energy company headquartered in Dallas, Texas (www.energyhunter.energy), announced today that its Board of Directors has appointed Roger Burks as Interim Chief Financial Officer effective November 1, 2016.

Commenting on the appointment, Gary C. Evans, Chairman and CEO of Energy Hunter Resources said, “Roger’s extensive experience in all matters related to initial public offerings, acquisition and divestitures, mergers and acquisitions, financial strategy and SEC reporting rules and regulations, specifically as it relates to the energy industry, will be an integral part of our future plans.  Mr. Burks will oversee all accounting and financial related services required as a SEC reporting company.  Initially, while Roger will move in-house to Energy Hunter, we will outsource back-office and technical accounting support for Energy Hunter’s ongoing operations to his existing firm, WG Consulting, LLC. Roger’s 34-plus years of experience navigating complex financial transactions for both public and privately-held companies, as well as his 20 year successful track record at Deloitte & Touche, will provide us significant bench strength as we enter the capital markets arena.  In the coming weeks as we move closer toward our planned initial public offering, I look forward to working with Roger again.”

Roger Burks is currently executive managing director and CEO of WG Consulting, LLC based in Houston, Texas.  Mr. Burks has had a diverse business career.  He is a CPA with over 34 years of business experience, which includes over 20 years with Deloitte & Touche and 14 years as a senior executive in the energy industry.  He has been a senior executive in the energy industry, served on numerous Boards, funded new ventures, and started two management consulting firms.  Mr. Burks serves on the Houston Chapter of CPAs, and has previously served on the Board of a publicly traded SEC registrant and various other private company and non-profit boards.  Roger Burks has also advised a number of companies and provided financial, operational, and transactional services to them.

About Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc. is an independent oil company headquartered in Dallas, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Initially focusing on the Eagle Ford Shale and Permian Basin, Energy Hunter aims to maximize stockholder value through a balanced program of acquisitions and low-risk development and exploitation. Energy Hunter intends to leverage its management team’s long history in the oil and gas industry and operational expertise to identify and acquire ownership interests in producing, proved developed, proved undeveloped, and probable properties with a particular emphasis on distressed assets and smaller acquisition opportunities not generally known in the marketplace.

Forward-Looking Statements

This press release may include ’‘forward-looking statements.’’ To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ’’should,’’ ’‘may,’’ ’‘intends,’’ ’‘anticipates,’’ ’‘believes,’’ ’‘estimates,’’ ’‘projects,’’ ’‘forecasts,’’ ’‘expects,’’ ’‘plans,’’ and ’‘proposes.’’ Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the offering statement we have filed with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

Energy Hunter has filed an offering statement on Form 1-A relating to its securities with the Securities and Exchange Commission but it has not yet become qualified. You may obtain a copy of the most recent version of the offering statement containing the preliminary offering circular with the following link:

https://www.sec.gov/Archives/edgar/data/1679073/000156761916003100/0001567619-16-003100-index.htm.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.

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SOURCE Energy Hunter Resources, Inc.

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